Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in the Registration Statement on Form F-1 of Chanson International Holding of our report dated September 30, 2020, except for Notes 1, 2, and 13, as to which the date is January 27, 2021, and notes 8 and 15, as to which the date is March 27, 2021, with respect to the consolidated balance sheets of Chanson International Holding and its subsidiaries as of December 31, 2019 and 2018, and the related consolidated statements of income and comprehensive income, changes in shareholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2019, and the related notes, included in this Registration Statement. We also consent to the reference to our firm under the heading “Experts” in the Prospectus.

/s/ Friedman LLP

New York, New York
March 31, 2021